Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW

301 Hillsborough Street, Suite 1400 Raleigh, NC 27603 T: 919.329.3800 F: 919.329.3799 nelsonmullins.com

June 12, 2023

Arcimoto, Inc.

2034 West 2nd Avenue

Eugene, Oregon 97402

Ladies and Gentlemen:

We have acted as counsel to Arcimoto, Inc. (the “Company”), an Oregon corporation, in connection with the issuance and sale of up to 1,470,589 shares (the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), pursuant to the Registration Statement on Form S-3 (File No. 333-261955), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on December 30, 2021 (the “Registration Statement”) and which became effective on January 13, 2022, the related base prospectus, dated January 13, 2022 (the “Base Prospectus”), and the prospectus supplement, dated June 12, 2023 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), filed with the SEC pursuant to Rule 424(b) under the Act.

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus, the Purchase Agreement dated June 12, 2023 (the “Purchase Agreement”) by and between the Company and the purchaser party thereto (the “Purchaser”), and originals, or copies certified or otherwise identified to our satisfaction, of the articles of incorporation of the Company and the bylaws of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

For the purpose of rendering this opinion, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, the Base Prospectus and the Prospectus Supplement, including all supplements and amendments thereto.

California | Colorado | District of Columbia | Florida | Georgia | Maryland | Massachusetts

Minnesota | New York | North Carolina | Ohio | South Carolina | Tennessee | Texas | Virginia | West Virginia

Arcimoto, Inc.

June 12, 2023

Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the federal law of the United States and internal laws of the State of Oregon and the State of New York.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized for issuance by the Company.

2.	The Shares, when duly registered on the books of the transfer agent and registrar in the name and on behalf of the Purchaser and when issued and sold by the Company and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement, the Base Prospectus and the Prospectus Supplement.  By giving these consents, we do not thereby admit that we are within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP

Nelson Mullins Riley & Scarborough LLP